UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2012

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 3 pages, excluding exhibits.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 1, 2012, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated March 26, 2012 and amended as of June 25, 2012 and September 25, 2012 (the “Merger Agreement”) by and among Capital Bank Financial Corp., a Delaware corporation (formerly known as North American Financial Holdings, Inc.) (“CBF”), Winston 23 Corporation, a North Carolina corporation and wholly owned subsidiary of CBF (“Merger Sub”), and Southern Community Financial Corporation, a North Carolina Corporation (the “Company”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of CBF (the “Merger”).

The information set forth in items 3.03 and 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 1, 2012, in connection with the completion of the Merger, the Company notified the NASDAQ Stock Market (the “NASD”) of its intent to remove the Company’s common stock, no par value (the “Company Common Stock”) from listing on the NASD and requested that the NASD file with the U.S. Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. On October 1, 2012, the NASD filed the Form 25 with the SEC. The Company intends to subsequently file with the SEC a Form 15 with respect to the Company Common Stock.

Item 3.03 Material Modification to Rights of Security Holders.

At the effective time of the Merger and as a result of the Merger, each outstanding share of Company Common Stock (other than certain shares owned by the Company, CBF or Merger Sub) was converted into the right to receive $3.11 in cash, without interest, and one non-tranferable contingent value right, payable to the holder of each share. Each outstanding option to purchase shares of Company Common Stock vested immediately prior to the merger and was paid an amount in cash equal to the difference between the exercise price of the option and $3.11. Each share of restricted Company Common Stock vested immediately prior to the merger, and all restrictions thereon immediately lapsed.

The foregoing description of the rights of holders of Company Common Stock under the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibits 2.1 and 2.2 hereto and incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

A change in control of the Company occurred on October 1, 2012, upon the effective time of the Merger, at which time Merger Sub merged with and into the Company. As a result, the Company became a wholly-owned subsidiary of CBF.

The aggregate consideration paid by CBF in connection with the merger was approximately $99 million (including $46.9 paid to the U.S. Department of the Treasury in respect of the acquisition of the securities issued by the Company as part of the Troubled Asset Relief Program), which consideration CBF funded through cash on hand.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

All of the directors of the Company immediately prior to the effective time of the Merger ceased to be the directors of the Company at the effective time of the Merger and were replaced by Christopher G. Marshall, the director of Merger Sub immediately prior to the effective time of the Merger.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 1, 2012, in connection with the consummation of the Merger, the Company’s bylaws were amended and restated in their entirety to read as set forth on Exhibit 3.1 hereto (the “Amended and Restated Bylaws”). The description of the Amended and Restated Bylaws is qualified in its entirety by reference to Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Southern Community Financial Corporation, Capital Bank Financial Corp., and Winston 23 Corporation, dated as of March 26, 2012 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Southern Community Financial Corporation filed on March 28, 2012).
2.2	Amendment No. 1 to the Agreement and Plan of Merger by and among Southern Community Financial Corporation, Capital Bank Financial Corp., and Winston 23 Corporation, dated as of June 25, 2012 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Southern Community Financial Corporation filed on June 26, 2012).
3.1	Amended and Restated Bylaws of Southern Community Financial Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

Date: October 4, 2012	By:	/s/ James Hastings
Name: James Hastings
Title: Interim President and Chief Executive Officer